Exhibit 99.2

PRESS RELEASE

THE CHEESECAKE FACTORY RAISES

$268,000 FOR CITY OF HOPE

The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation

Hosts 5th Annual Invitational Charity Golf Tournament

FOR IMMEDIATE RELEASE	CONTACT: HOWARD GORDON
(818) 871-3014

Calabasas Hills, CA – October 26, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that its foundation raised $268,000 in net proceeds to benefit City of Hope, an innovative biomedical research, treatment and educational institution dedicated to the prevention and cure of cancer and other life-threatening diseases. The contribution to City of Hope, based in Duarte, California, was raised at The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation’s 5th Annual Invitational Charity Golf Tournament, which was held at the North Ranch Country Club in Westlake Village, California.

“We are proud that the proceeds from this year’s golf tournament fulfilled the $1 million commitment we pledged to City of Hope in 2003. In appreciation of this contribution, City of Hope named “The Bistro” at its Helford Clinical Research Hospital in honor of The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation. We appreciate the efforts of our generous vendors, participants and volunteers for contributing to another successful event,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.

For more information about City of Hope, visit www.coh.org.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry. The Company operates 134 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million. Grand Lux Cafe®, the Company’s second concept, has ten units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million. The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products. Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator. For more information, please visit thecheesecakefactory.com.

About The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation

The Cheesecake Factory Oscar & Evelyn Overton Foundation was founded in 2001 as a channel for The Cheesecake Factory’s ongoing philanthropic efforts. The foundation also provides the Company’s staff members with opportunities to collectively contribute time and money to their respective communities.

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